Exhibit 99.3

ALLEGHENY VALLEY BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(unaudited)	(audited)

Assets
Cash	$1,763,071	$1,928,332
Interest-earning deposits with other institutions	6,230,268	6,142,302

Cash and cash equivalents	7,993,339	8,070,634

Investment securities available-for-sale	98,034,001	100,248,467
Loans receivable, net	314,627,436	303,428,294
Federal Home Loan Bank stock, at cost	4,681,600	4,705,000
Office properties and equipment, net	4,330,723	4,139,749
Goodwill	8,143,684	8,143,684
Bank owned life insurance	6,485,796	6,444,521
Accrued interest and other assets	3,440,534	3,361,309

Total Assets	$447,737,113	$438,541,658

Liabilities
Deposits
Noninterest-bearing demand	$110,009,892	$107,016,121
Interest-bearing demand	24,363,922	25,631,221
Savings	54,037,913	52,197,762
Money market	75,957,905	76,828,879
Time	69,596,721	65,094,149

Total deposits	333,966,353	326,768,132

Short -term borrowings	62,540,200	60,522,800
Accrued interest and other liabilities	1,639,218	1,717,135

Total Liabilities	398,145,771	389,008,067

Stockholders' Equity
Common stock, par value $1; authorized 5,000,000 shares; issued 1,170,000 shares	1,170,000	1,170,000

Additional paid-in capital	2,556,559	2,612,039
Retained earnings	51,050,501	51,362,976
Accumulated other comprehensive income (loss)	925,549	684,615

	55,702,609	55,829,630

Treasury stock, at cost (133,326 and 151,143 shares)	(6,111,267)	(6,296,039)

Stockholders' Equity, Net	49,591,342	49,533,591

Total Liabilities and Stockholders' Equity	$447,737,113	$438,541,658

ALLEGHENY VALLEY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	3 Months	3 Months
	Ended	Ended
	March 31, 2017	March 31, 2016

Interest Income:
Interest and fees on loans	$3,127,498	$3,091,798
Interest-earning deposits	8,179	4,644
Investment securities:
Taxable interest	481,511	522,837
Tax-exempt interest	225,986	205,078

Total Interest Income	3,843,174	3,824,357

Interest Expense:
Deposits	297,834	282,511
Borrowed funds	128,943	78,316

Total Interest Expense	426,777	360,827

Net Interest Income	3,416,397	3,463,530

Provision For Loan Losses	100,000	100,000

Net Interest Income After Provision For Loan Losses	3,316,397	3,363,530

Noninterest Income:
Service charges on deposit accounts	256,838	265,837
Net gain on sales of investment securities available-for-sale	-	264,077
Wealth management fee income	57,398	20,365
Mortgage fee income	58,703	70,152
Lease fee income	-	-
Other income	86,929	112,874

Total Noninterest Income	459,868	733,305

Noninterest Expense:
Salaries and employee benefits	1,529,864	1,532,280
Occupancy expense	246,181	259,965
Data processing and equipment expense	302,988	282,046
Pennsylvania shares tax	79,243	78,990
FDIC insurance expense	33,932	50,087
Legal and professional fees	85,249	115,002
Merger expense	435,455	-
Other expense	591,503	635,356

Total Noninterest Expense	3,304,415	2,953,726

Income Before Income Taxes	471,850	1,143,109

Income Taxes	192,363	251,483

Net Income	$279,487	$891,626

Basic and Diluted Earnings Per Share	$0.27	$0.87

Weighted Average Shares Outstanding	1,037,472	1,019,241

Actual Shares Outstanding	1,040,587	1,023,690